Registration Nos. 333-113180, 333-105072, and 333-27469

Filed pursuant to Rule 424(b)(3)

COMMON STOCK

(Par Value $1.00 Per Share)

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STICKER TO REOFFER PROSPECTUS

TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN

TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN

TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

Mr. Kenneth R. Dubuque owns 201,000 shares of Common Stock, 129,000 of which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 1997 Stock Option Plan and 72,000 of which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 2001 Stock Incentive Plan. Mr. Dubuque is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Dubuque is a Group Vice President of the Company and is currently the beneficial owner of 252,129 shares of Common Stock, including 219,000 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Dubuque will own 51,129 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

Mr. J. Bradley Johnston owns 14,000 shares of Common Stock, which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 1997 Stock Option Plan. Mr. Johnston is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Johnston is the Chief Administrative Officer and General Counsel of the Company and is currently the beneficial owner of 77,774 shares of Common Stock, including 59,500 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Johnston will own 63,774 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is February 23, 2006.